UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 20, 2025

REV Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37999	26-3013415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

245 South Executive Drive, Suite 100

Milwaukee, WI 53005

(Address of principal executive offices and zip code)

(414) 290-0190

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 Par Value)	REVG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On February 20, 2025, REV Group, Inc. (the “Company”) entered into an Amendment No. 3 (the “Amendment”) to its Credit Agreement, dated as of April 13, 2021, by and among the Company, as Borrower, certain subsidiaries of the Company, as other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank N.A., as Administrative Agent (the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment No. 1 to Credit Agreement dated November 1, 2022, Amendment No. 2 to Credit Agreement dated February 7, 2024 and the Amendment, the “Credit Agreement”).

The Amendment modified the Existing Credit Agreement to, among other things, extend the maturity of the senior secured asset-based revolving credit facility (the “Credit Facility”) to five years after the effective date of the Amendment, decrease the aggregate commitments for revolving loans and letters of credit from $550.0 million to $450.0 million, and increase the sublimit for swingline loans from $30.0 million to $45.0 million. Pursuant to the Amendment, the interest rates applicable to all revolving loans under the Credit Facility were revised so that the applicable margin adjustment is based on the calculation of average quarterly availability in relation to the total revolving loan commitment.

The Amendment revised the borrowing base so that (i) its calculation is comprised of a larger percentage of eligible receivables than in the Existing Credit Agreement and is subject to a dilution reserve as specified in the Credit Agreement and (ii) it does not factor eligible equipment or eligible real property into its calculation. Real property assets of the Company were released as collateral in connection with the Amendment.

The Amendment modified the minimum fixed charge coverage ratio covenant that the Company must comply with during certain periods to 1.00 to 1.00. Further, the compliance periods for when the Company is required to (i) maintain the revised minimum fixed charge coverage ratio of 1.00 to 1.00 and (ii) provide certain financial reports to the Administrative Agent were each modified by the Amendment.

The Amendment also modified certain dollar thresholds applicable to customary affirmative and negative covenants in the Credit Agreement.

The Existing Credit Agreement was also modified by the Amendment so that, subject to certain conditions and limitations set forth in the Credit Agreement, the Company is permitted to enter into an additional secured term loan credit facility with financial institutions acceptable to the Administrative Agent so long as, among other conditions, (i) immediately after giving effect to such secured term loan credit facility, the Company maintains a (x) secured net leverage ratio not in excess of 3.00 to 1.00 and (y) total net leverage ratio not in excess of 3.50 to 1.00 and (ii) the debt incurred by the Company pursuant to such secured term loan credit facility is subordinated to the Company’s debt under the Credit Facility or subject to an intercreditor agreement acceptable to the Administrative Agent.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 3, dated as of February 20, 2025, to Credit Agreement by and among the Company, as Borrower, certain subsidiaries of the Company, as other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank N.A., as Administrative Agent

104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REV Group, Inc.

Date: February 24, 2025	By:	/s/ Mark A. Skonieczny
	Name:	Mark A. Skonieczny
	Title:	President and Chief Executive Officer (Principal Executive Officer)